FORM 8-K



                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                      Date of Report:  February, 1995


                      MAINE PUBLIC SERVICE COMPANY
          (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811


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Current Report, Form 8-K for                                Date of Report:
Maine Public Service Company                                February, 1995


Item 5.   Other Material Events

  (a) Maine Public Service Company Notifies the Maine Public Utilities Commission of its Intent to File for a General Rate Increase.

  On February 10, 1995, Maine Public Service Company filed with the Maine Public Utilities Commission notice of its intent to file, on or about April 10, 1995, a general rate case. The Company will at the same time file a five-year rate plan which, if approved, will result in new rates beginning in early 1996 as detailed below.

  The Company has taken a number of measures to delay this action as long as possible but is faced with a period of declining sales and escalating power costs. In 1996, when the proposed rates would begin, the Company anticipates a 10.5% reduction in sales to its primary customers, compared to 1994 sales, principally Loring Air Force Base and the Company's largest Wholesale Customer, Houlton Water Company. In December of 1994, Houlton selected a competing offer from Central Maine Power Company to be served from its newly acquired subsidiary located in the Company's service territory (see item (b) below). The 5% contractual annual increase in the cost of power from the Wheelabrator-Sherman facility also must be collected from the Company's customers through future rate increases.

  Using traditional ratemaking principles, MPS anticipates its general rate case filing will support an increase in annual base revenues of approximately $4.8 million, or a 9.5% increase in total retail rates. In addition, the Company would also be entitled to a fuel clause increase of $500,000 in 1996 due solely to the loss of sales to the Houlton Water Company. However, the Company does not intend to request an increase under such traditional principles, but proposes instead a five-year rate plan, which covers the years 1996 to 2000. The rate plan provides the Company with the rate setting mechanism to meet growing competition in the electric utility industry while providing stable and predictable rates to customers without competitive options. This plan will also eliminate the need to file for annual rate increases and saves the expenses associated with such filings. The general elements of this plan are described below.

  Total average retail rates, including fuel, will increase from 1995 levels in accordance with the following schedule:

  1996        4.5% -   $2.2 million
  1997        4.5% -   $2.3 million
  1998        3.5% -   $1.9 million
  1999        3.0% -   $1.7 million
  2000        3.0% -   $1.7 million


If these rate increases are approved, the Company's rates will have increased by approximately 30% during the decade of the 1990s compared to actual and projected inflation of about 43% for the same period.

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Current Report, Form 8-K for                                Date of Report:
Maine Public Service Company                                February, 1995


Item 5.   Other Material Events - Continued

  As part of the Plan, the Company will propose to eliminate the annual fuel adjustment clause except for the cost of power purchased from the Wheelabrator-Sherman Energy Company, an independent power producer. During the years 1996-2000, MPS will defer up to $3 million annually of its power costs from the Wheelabrator-Sherman facility. After the current contract with Wheelabrator-Sherman expires at the end of 2000, the Company will begin to collect this deferral, along with carrying charges, when the price for comparable power is expected to be lower than under the existing W-S Contract.

  MPS also proposes to write-off and not collect in retail rates approximately $4.9 million, net of income taxes, of its remaining investment in the Seabrook project previously supported by its Wholesale Customers, principally Houlton Water Company.

  The Plan also includes a sharing mechanism based on the proposed allowed return on equity (ROE) at 12%. As part of an annual review process, the allowed ROE will be adjusted annually based on an index by averaging over a twelve-month calendar year the dividend yields on Moody's group of 24 electric utilities and Moody's utility bond yields. If the annual return is two percentage points below the allowed return on equity, 50% of the deficiency will be collected from customers in the subsequent year. If the annual return on equity exceeds the allowed ROE, 50% of the excess will be used to reduce current rates or to reduce the Wheelabrator-Sherman deferral previously described.

  The rate plan will also provide the Company with flexible pricing provisions under which the Company can offer discounts to individual or to selected rate classes with only minimum review by the MPUC. These provisions will enhance its ability to compete with other suppliers of retail fuel. In addition, the Company will propose economic development rates for new commercial and industrial activities. An adjustment to any element of the plan could require adjustments to other elements of the plan.

  (b) Houlton Water Company's Application for Certificate of Public Convenience and Necessity for Purchase of Firm Requirement Service from Central Maine Power Company, MPUC Docket 94-476.

  Reference is made to the Company's Form 8-K of December 7, 1994, in which the Company reported that its largest wholesale customer, the Houlton Water Company (HWC), had begun negotiations with Central Maine Power Company (CMP) for the purpose of entering into a long-term contract for HWC's power requirements beginning January 1, 1996. On December 29, 1994, HWC informed the Company that it had executed a long-term power contract with CMP and that it was therefore terminating its contract with the Company effective December 31, 1995.

  On December 29, 1994, HWC filed with the Maine Public Utilities Commission
(MPUC) for approval of the purchase from CMP. This proceeding was given the MPUC Docket No. 94-476. On January 12, 1995, the Company requested permission to intervene in this proceeding. This request was granted on February 1, 1995. The Company intends to argue that the MPUC should not grant HWC's requested approval. The Company will base its argument on CMP's intention to serve HWC's load from a facility that CMP acquired using State

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Current Report, Form 8-K for                                Date of Report:
Maine Public Service Company                                February, 1995


Item 5.   Other Material Events - Continued

financing. The Company believes that State energy and regulatory policy prohibits CMP from using a facility supported by State financing to the detriment of the retail customers of any other utility. The Commission has taken argument on whether its authority is broad enough to consider the issues raised by the Company. The Company cannot predict the outcome of this proceeding.

  (c) Complaint and Petition of Maine Public Service Company to the Maine Public Utilities Commission With Respect to a June 4, 1984 Power Purchase Agreement Between Maine Public Service Company and the Wheelabrator-Sherman Energy Company, Docket Nos. 94-301, 81-276, 83-264 and 83-303.

  Reference is made to the Company's Form 8-K dated January 27, 1995 in which the Company reported that on January 19, 1995, the MPUC issued its Order dismissing the Company's Complaint and Petition in its entirety. After reviewing the Commission's Order, the Company has determined that it will not appeal this dismissal.

                                 SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           MAINE PUBLIC SERVICE COMPANY
                                  Registrant



February 13, 1995                       L. E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer